UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2021

BOSTON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

354 Merrimack Street #4, Lawrence, MA 01843

(Address of principal executive offices)

603-935-9799

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 25, 2021, Boston Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement with accredited investors (the “Investors”) pursuant to which the Company issued senior secured convertible notes in an aggregate principal amount of approximately $8.4 million for an aggregate purchase price of approximately $7.9 million (collectively, the “Notes”). Immediately prior to the execution of the agreement described above, we entered into exchange agreements (the “Exchange Agreements”) with the holders of outstanding promissory notes with an aggregate principal amount, together with accrued but unpaid interest, of approximately $2.1 mil (the “Convertible Notes”). Pursuant to the Exchange Agreements, the holders of the Convertible Notes were issued, in exchange for their Convertible Notes, Notes and Warrants issued in the financing described above for an aggregate principal amount of $2.1mil. In connection with the issuance of the Notes, we issued to the Investors warrants to purchase an aggregate of approximately708.8 million shares of Common Stock (collectively, the “Warrants”).

The Notes each have a term of twenty-four months and mature on June 25, 2023, unless earlier converted or extended under certain conditions as set forth in the Note (the “Maturity Date”). On the Maturity Date, the Company shall pay to the Investors an amount in cash representing 115% of all outstanding principal amount and any other amounts which may be due under the Notes. Upon an Event of Default (as defined in the Notes), the Notes accrue interest at a rate of 14% per annum.

The Notes are convertible at any time, at the holder’s option, into shares of our common stock equal to $0.0119, subject to adjustment (the “Conversion Price”). Notwithstanding the foregoing, at any time during the continuance of any Event of Default, the Conversion Price in effect shall, at the option of the Holder, be equal to the lowest of (i) the applicable Conversion Price as in effect on the applicable conversion date, (ii) 75% of the VWAP of the common stock as of the trading day immediately preceding the delivery or deemed delivery of the applicable conversion, (iii) 75% of the VWAP of the common stock as of the trading day of the delivery or deemed delivery of the applicable conversion and (iv) 75% of the price computed as the quotient of (I) the sum of the VWAP of the common stock for each of the three (3) trading days with the lowest VWAP of the Common Stock during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice, divided by (II) three (3) (collectively, the “Alternative Conversion Price”). The Conversion Price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect.

At any time from and after May 1, 2022, the Investors shall have the right, in its sole discretion, to require that the Company redeem all, or any portion, of the Note by delivering written notice thereof to the Company. The portion of this Note subject to redemption shall be redeemed by the Company in cash at a price equal to 115% of the amount of the Note to be redeemed. At any time after December 25, 2021, subject to certain equity conditions, if at any time (x) the closing sale price of the Company’s common stock exceeds $0.0238 (as adjusted for stock splits, stock dividends, recapitalizations and similar events) for thirty (30) consecutive trading days, the Company shall have the right to redeem all, but not less than all without the prior written consent of the Investors, of the amount remaining under the Notes in cash at a price equal to 115% of the amount to be redeemed.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price to $0.0119, subject to adjustment. The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect.

Each of the Investors have contractually agreed to restrict their ability to convert the Notes and/or exercise the Warrants and such that the number of shares of the Company common stock held by each of them and their affiliates after such conversion or exercise does not exceed 9.99% of the Company’s then issued and outstanding shares of common stock.

The Company is obligated to file a registration statement registering the resale of shares equal to 200% of the sum of (i) the maximum number of Conversion Shares (as defined in the Notes) issuable upon conversion of the Notes (assuming for purposes hereof that (x) the Notes are convertible at the initial Alternate Conversion Price and (y) any such conversion shall not take into account any limitations on the conversion of the Notes set forth in the Notes) and (ii) the maximum number of Warrant Shares issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth therein). If the registration statement is not filed within 60 days from the closing, or declared effective within 30 days thereafter (or 60 days if subject to a full review by the SEC), then, in addition to any other rights the Holders may have hereunder or under applicable law, the Company shall pay to the Holders an amount in cash, equal to two percent (2%) of such Investor’s original principal amount stated in such Investor’s Note on the Closing Date and on every thirtieth (30th) day (prorated for periods totaling less than thirty days) thereafter until the Registration Statement is deemed effective, and the obligations may be deemed to be in default.

The full principal amount of the Notes are due upon a default under the terms of the Notes. The Notes are senior to all current and future indebtedness of the Company and are secured by substantially all of the assets of the Company and its subsidiaries. The Company’s obligations under the Notes are guaranteed by the Company’s subsidiaries.

In addition, the securities purchase agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, restrictions on the Company’s ability to dispose of property, enter into mergers, acquisitions or other business combination transactions, incur additional indebtedness, grant liens, pay dividends and make certain other restricted payments. The representations, warranties and covenants contained in the securities purchase agreement were made solely for the benefit of the parties to the securities purchase agreement and their permitted successors and assignees. In addition, such representations, warranties and covenants (i) are intended not as statements of fact, but rather as a way of allocating the risk between the parties to the securities purchase agreement, (ii) have been qualified by reference to confidential disclosures made by the parties in connection with the securities purchase agreement and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Accordingly, the securities purchase agreement is included with this filing only to provide investors with information regarding the terms of the transactions contemplated thereby, and not to provide investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants contained in the securities purchase agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties contained in the securities purchase agreement may change after the date of the securities purchase agreement, which subsequent information may or may not be fully reflected in public disclosures.

As of the date hereof, the Company is obligated on approximately $8.4 million face amount of Notes issued to the Investors. The Notes are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.

The Notes and Warrants were not registered under the Securities Act or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The investors in such securities are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

The foregoing description of the agreements described above does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 4.1, 4.2 and 10.1 through 10.5 below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligations under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure under Item 1.01 above which is hereby incorporated in this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure under Item 1.01 above which is hereby incorporated in this Item 3.02 by reference.

Item 8.01 Other Events.

On June 28, 2021, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Senior Secured Convertible Note, dated June 25, 2021
4.2	Form of Warrant, dated June 25, 2021
10.1*	Securities Purchase Agreement, dated June 25, 2021, by and between Boston Therapeutics, Inc. and the buyers signatory thereto.
10.2	Registration Rights Agreement, dated June 25, 2021, by and between Boston Therapeutics, Inc. and the buyers signatory thereto.
10.3*	Security and Pledge Agreement, dated June 25, 2021, by and between Boston Therapeutics, Inc, each of the Company’s subsidiaries and HT Investments MA LLC, in its capacity as collateral agent.
10.4	Guaranty, dated June 25, 2021, by each of the Company’s subsidiaries in favor of HT Investments MA LLC, in its capacity as collateral agent
10.5	Form of Exchange Agreement, dated June 25, 2021, with existing holders of convertible promissory notes
99.1	Press Release, dated June 29, 2021

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON THERAPEUTICS, INC.

	By:	/s/ David Ludvigson
	Name:	David Ludvigson
	Title:	Chief Executive Officer

Date: June 29, 2021